Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to
☐	Rule 14a-11 (c) or rule 14a-12

PURE BIOSCIENCE
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒   No fee required.
☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:
(2)	Form, Schedule or Registration Statement no.:
(3)	Filing Party:
(4)	Date Filed:

PURE BIOSCIENCE
1725 Gillespie Way
El Cajon, California 92020
(619) 596-8600

PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held January 20, 2010

To the Shareholders of PURE Bioscience:

Notice Hereby Is Given that the Annual Meeting of Shareholders (the “Meeting”) of PURE Bioscience, a California corporation (the "Company"), will be held at the Doubletree Hotel Mission Valley, 7450 Hazard Center Drive, San Diego, California 92108 on January 20, 2010 at 2:00 p.m., Pacific Time, and at any and all adjournments thereof, for the purpose of considering and acting upon the following proposals:

Proposal No. 1.	Election of Directors

Proposal No. 2.	Ratification of Selection of Independent Registered Public Accounting Firm

The foregoing proposals are more fully described in the proxy statement accompanying this notice.  The shareholders will also act on any other business as may properly come before the Meeting or any postponement or adjournment of the Meeting.

The Meeting is called as provided for by California law and the Company’s Bylaws.

Only holders of our common stock of record at the close of business on December 2, 2009 will be entitled to notice of and to vote at the Meeting or at any adjournment or adjournments thereof.  We are mailing these proxy materials to shareholders beginning on or before December 18, 2009.

You are cordially invited to attend the Meeting in person. Whether or not you expect to attend the Meeting, please complete, date, sign and return the proxy accompanying this notice or vote by telephone or on the Internet as instructed in the proxy statement accompanying this notice, as promptly as possible in order to ensure your representation at the Meeting. If you have received this notice by mail, a return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the meeting, you must request and obtain a proxy issued in your name from that record holder.

By Order of the Board of Directors

Dennis B. Atchley
Secretary
El Cajon, California
November 24, 2009

HOW DO I VOTE?

For the election of directors, you may either vote "For" all nominees or you may "Withhold" your vote for any nominee you specify. For any other matter to be voted on, you may vote "For" or "Against" or abstain from voting. The procedures for voting are as follows:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote in person at the Meeting. Alternatively, you may vote by proxy either by telephone or on the Internet or by using the accompanying proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Meeting and we will give you a ballot when you arrive.

•
To vote by telephone, dial the toll free number 1-800-690-6903 using any touch tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the accompanying proxy card. Your vote must be received by 11:59 p.m. Eastern Time on January 19, 2010 to be counted.

•
To vote on the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the accompanying proxy card. Your vote must be received by 11:59 p.m. Eastern Time on January 19, 2010 to be counted.

•
To vote using the proxy card, simply complete, sign and date the accompanying proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or on the Internet as instructed by your broker, bank or other agent. To vote in person at the Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

PURE BIOSCIENCE
1725 Gillespie Way
El Cajon, California 92020
(619) 596-8600

PROXY STATEMENT

General Information

The enclosed Proxy is solicited by and on behalf of the Board of Directors (the “Board”) of PURE Bioscience, a California corporation (the "Company"), for use at the Company's Annual Meeting of Shareholders (the “Meeting”) to be held at the Doubletree Hotel Mission Valley, 7450 Hazard Center Drive, San Diego, California 92108 on January 20, 2010, at 2:00 p.m. Pacific Time, and at any adjournment thereof. It is anticipated that the Notice and Proxy Card will be mailed to the Company's shareholders entitled to vote at the Meeting on or before December 18, 2009.

Any person signing and returning the enclosed proxy (the “Proxy”) may revoke it at any time before it is voted by submitting a new proxy with a later date, or by giving written notice of such revocation to the Company, or by voting in person at the Meeting. The expense of soliciting proxies, including the cost of preparing, assembling and mailing this proxy statement (this “Proxy Statement”) to shareholders, will be borne by the Company. It is anticipated that solicitations of proxies for the Meeting will be made only by use of the mail; however, the Company may use the services of its directors, officers and employees to solicit proxies personally or by telephone without additional salary or compensation to them. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the Proxy Statement to the beneficial owners of the Company's shares held of record by such persons, and the Company will reimburse such persons for reasonable out-of-pocket expenses incurred by them in that connection.

All shares represented by valid proxies will be voted in accordance therewith at the Meeting. Shares not voting as a result of a proxy marked to abstain will be counted as part of total shares voting in order to determine whether or not a quorum has been achieved at the Meeting.

Broker Non-Votes and Abstentions

A broker non-vote occurs when a broker submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes and ratification of auditors. Non-routine matters include approval of and amendments to stock plans. Broker non-votes will be counted as part of the total shares voting in order to determine whether or not a quorum has been achieved at the Meeting. Abstentions and broker non-votes will not be considered in determining whether director nominees have received the requisite number of affirmative votes. With respect to the proposal to ratify the appointment of Mayer Hoffman McCann P.C. as our independent registered public accounting firm for the fiscal year ending July 31, 2010, abstentions and broker non-votes will have the effect of a vote neither “for” nor “against” such proposals.

Advice to Beneficial Owners of Certain Shares

Shareholders who do not hold their shares in their own name should note that only shareholders whose names are registered as shareholders on the records of the Company can submit the attached Proxy or be recognized and vote at the Meeting. If a shareholder's shares are registered under the name of a broker, financial institution or other agent, then these shares can only be voted by the holding broker, financial institution or other agent. Such broker, financial institution or other agent are provided with sufficient copies of this Proxy Statement and the Annual Report to forward such materials to the shareholder as the beneficial owner of such shares. The broker, financial institution or other agent should provide the beneficial owner with instructions on how to submit the vote of their shares. In the event a beneficial owner wishes to attend and vote their shares at the Meeting, the beneficial owner must obtain a proxy from the broker, financial institution or other agent.

Shares Outstanding and Voting Rights

All voting rights are vested exclusively in the holders of our common stock with each common share entitled to one vote except as set forth below regarding cumulative voting. Only shareholders of record at the close of business on December 2, 2009 are entitled to notice of and to vote at the Meeting or any adjournment thereof. On November 24, 2009, the Company had 34,126,148 shares of its common stock outstanding, each of which is entitled to one vote on all matters to be voted upon at the Meeting. No fractional shares are presently outstanding. A majority of the Company's outstanding voting stock represented in person or by proxy shall constitute a quorum at the Meeting. Provided that a quorum is present at the Meeting, the affirmative vote of a plurality of the votes cast is necessary to approve election of directors as described more fully under the heading “Proposal No. 1” below and the affirmative vote of a majority of the votes cast is necessary to approve the ratification of our registered independent auditor as described more fully under the heading “Proposal No. 2” below.  As of November 24, 2009, the current directors and executive officers of PURE Bioscience owned 2,038,033 shares (5.97% of shares outstanding) and have not entered into any agreements as to how they intend to vote their shares.

Each shareholder may cumulate votes in the election of directors. Cumulative voting rights entitle a shareholder to cast as many votes as is equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder. A shareholder may cast all of such shareholder's votes as calculated above for one candidate or may distribute the votes among two or more candidates. However, you may not cumulate votes for a candidate unless that candidate has been properly nominated prior to the voting and you have given notice of your intention to cumulate your votes. You must express your intention to cumulate votes at the meeting prior to the election or, if you choose to cumulate your votes and are voting via proxy, you must submit a proxy card and make an explicit statement of your intent to cumulate your votes, by so indicating in writing on the proxy card. If you hold shares beneficially in street name and wish to cumulate votes, you should contact your broker, trustee or nominee.

If any shareholder gives notice to cumulate his shares, all other shareholders shall be allowed to cumulate their votes as well. We will provide an opportunity at the meeting for any shareholder who desires to cumulate votes to announce his intention to do so.  We are soliciting, by your proxy, the discretionary authority to vote proxies cumulatively. The six nominees receiving the highest number of votes will be elected as directors.  If you sign your proxy card or voting instruction card with no further instructions, the persons named in the proxy, or their successors, as proxy holders, may cumulate and cast your votes in favor of the election of some or all of the applicable nominees in their sole discretion, except that none of your votes will be cast for any nominee as to whom you vote against or abstain from voting. Unless otherwise instructed, the shares represented by proxies will be voted in the discretion of the proxy holders so as to elect all or as many of the nominees as possible.

Adjournments and Postponements

Although it is not expected, the annual meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment or postponement may be made without notice by an announcement at the annual meeting. Any signed proxies, or proxies submitted over the Internet or by telephone, received by us will be voted in favor of an adjournment or postponement in these circumstances. Any adjournment or postponement of the annual meeting for the purpose of soliciting additional proxies will allow our shareholders who have already sent in their proxies to revoke them at any time prior to their use.

Important Notice Regarding the Availability of Proxy Materials for the Meeting of Shareholders to be held on January 20, 2010

Copies of this proxy statement, our 2009 Annual Report and directions to the Meeting are available online at www.proxyvote.com.

Proposal No. 1.       Election of Directors

The number of directors of the Company has been fixed at six (6) by the Board. The Board recommends the election of directors of the six (6) nominees listed below to hold office until the next annual meeting of shareholders and until their successors are elected and qualified or until their earlier death, resignation or removal. The persons named as "proxies" in the enclosed Proxy, who have been designated by the Company’s management, intend to vote for the six (6) nominees for election as directors unless otherwise instructed in such Proxy. If at the time of the Meeting, any of the nominees named below should be unable to serve, the discretionary authority provided in the Proxy will be exercised to vote for the remaining nominees, or for a substitute nominee or nominees, if any, as shall be designated by the Board.

Nominees
The following table sets forth the name and age of each nominee for director, indicating all positions and offices with the Company presently held and the period during which each has served as such:

Name	Age	Position	Year First Elected
Gregory H. Barnhill	56	Director	2001
Dennis Brovarone	53	Director	1996
John J. Carbone, MD	48	Director	2009
Michael L. Krall	57	President, CEO, Chairman, Director	1992
Paul V. Maier	62	Director	2008
Donna Singer	39	Executive Vice President, Director	1999

Business Experience of Nominees

GREGORY H. BARNHILL   Mr. Barnhill is a partner and a director of Brown Advisory Securities, LLC. Previously, Mr. Barnhill served as Managing Director of North American Equity Sales at Deutsche Banc Alex Brown Inc., an investment services firm. He joined the firm in 1975, following his graduation from Brown University with an AB degree in economics.  Mr. Barnhill is on the board of Osiris Therapeutics, Inc. (NASDAQ: OSIR), a biotechnology company, and serves as a board member for a number of charitable and philanthropic organizations.

DENNIS BROVARONE   Mr. Brovarone has been practicing corporate and securities law since 1986 and as a sole practitioner since 1990. He was elected to the Board in April 1996. Since January 2002, Mr. Brovarone has served as a director of Shannon International, Inc., a technology, oil and gas company.

JOHN J. CARBONE, MD   Dr. Carbone is a Board Certified Orthopedic Surgeon and a Fellow of the American Academy of Orthopedic Surgeons. Since 2004, he has served as the Director, Orthopedic Spine Services at Harbor Hospital in Baltimore, MD.    Dr. Carbone received a bachelor's degree in engineering from The United States Merchant Marine Academy in 1983. He then served as a marine engineer for Military Sealift Command until 1988, and as a lieutenant in the United States Naval Reserve until 1993. He received his medical degree from the University of Maryland School of Medicine in 1992, and completed his orthopedic residency training and his reconstructive spinal surgery fellowship at The Johns Hopkins Hospital.

MICHAEL L. KRALL   Mr. Krall is the President, CEO and Chairman of the Board of PURE Bioscience, a position he has held since 1993.

PAUL V. MAIER In November 2009, Mr. Maier was appointed interim Chief Financial Officer of Sequenom, Inc., a life sciences company based in San Diego.  Previously, he served as Vice President, Chief Financial Officer and became Senior Vice President, Chief Financial Officer of Ligand Pharmaceutical Inc., a biotechnology company, from 1992 to 2007.  Prior to Ligand Pharmaceutical, Mr. Maier served as Vice President, Finance at DFS West, a division of DFS Group, L.P., a private multinational retailer from October 1990 to October 1992. From February 1990 to October 1990, Mr. Maier served as Vice President and Treasurer of ICN Pharmaceuticals, Inc., a pharmaceutical and biotechnology research products company. Mr. Maier held various positions in finance and administration at SPI Pharmaceuticals, Inc., a biotechnology company and a publicly held subsidiary of ICN Pharmaceuticals Group, from 1984 to 1988, including Vice President, Finance from February 1984 to February 1987. Mr. Maier received an M.B.A. from Harvard Graduate School of Business and a B.S. from Pennsylvania State University.   Mr. Maier also serves on the boards of directors of International Stem Cell Corp. and Hana Biosciences, Inc., both publicly-held biotechnology companies.

DONNA SINGER   Ms. Singer is the Executive Vice President of PURE Bioscience and has been a director since 1997. From 1996-1998, Ms. Singer served as Vice President of Operations for the Company.

Independence of the Board of Directors and its Committees
Since April 2008, our common stock has been listed on the NASDAQ Capital Market under the symbol “PURE.”  As required under NASDAQ Stock Market listing standards, a majority of the members of a listed company's board of directors must qualify as "independent," as affirmatively determined by the Board. Our Board consults with our counsel to ensure that the Board's determinations are consistent with all relevant securities and other laws and regulations regarding the definition of "independent," including those set forth in applicable NASDAQ listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director and PURE Bioscience, our senior management and our independent auditors, our Board has affirmatively determined that each of Mr. Barnhill, Mr. Brovarone, Dr. Carbone and Mr. Maier are independent directors within the meaning of the applicable NASDAQ listing standards.

As required under applicable NASDAQ Stock Market listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.  All of the committees of our Board are comprised entirely of directors determined by the Board to be independent within the meaning of the applicable NASDAQ listing standards.

Information Regarding the Board of Directors and its Committees
In February 2008, our Board established an audit committee (the “Audit Committee”) and a compensation committee (the “Compensation Committee”).  Each committee operates pursuant to a written charter, copies of which can be found on the corporate governance section of our web site, www.purebio.com. Each of our Board committees is required to perform an annual self-performance evaluation, which evaluation includes a comparison of the performance of the respective committee in light of the requirements of its charter.

Audit Committee
The Audit Committee reviews our corporate accounting and financial reporting process on behalf of the Board. The Audit Committee has the sole authority to appoint, retain or terminate our independent auditors; approves in advance all audit and permissible non-audit services to be provided to us by our independent auditors; oversees the independence of our independent auditors; evaluates our independent auditors' performance; oversees and evaluates management's assessment of the effectiveness of internal control over financial reporting as of the end of each fiscal year; oversees and evaluates our accounting and financial controls; receives and considers our independent auditors' comments as to accounting and financial controls; discusses with management and our independent auditors the results of the annual audit and our annual financial statements; discusses with management and our independent auditors, as applicable, the results of our independent auditors' interim review of our quarterly financial statements, as well as our earnings press releases; and reviews and approves all related-party transactions that are required to be disclosed by applicable laws, rules or regulation.

Mr. Maier is the Chairman of the Audit Committee. Our Board has determined that Mr. Maier qualifies as an "audit committee financial expert," as defined in applicable rules promulgated by the Securities and Exchange Commission (“SEC”).  In general, an “audit committee financial expert” is an individual member of the audit committee who understands Generally Accepted Accounting Principles and financial statements; is able to assess the general application of such principles in connection with accounting for estimates, accruals and reserves; has experience preparing, auditing, analyzing or evaluating financial statements comparable to the breadth and complexity to our financial statements; understands internal controls over financial reporting; and  understands audit committee functions.  The Board made a qualitative assessment of Mr. Maier’s knowledge and experience based on a number of factors, including his formal education and prior work experience.

Each Audit Committee member is independent as defined in applicable NASDAQ listing standards and SEC regulations.  Mr. Barnhill and Mr. Maier have been members of the Audit Committee since its inception in February 2008.  In March 2009, on his election to our Board, Dr. Carbone replaced Murray Gross as the third member of the Audit Committee.

Compensation Committee
The Compensation Committee assists the Board in fulfilling its responsibilities in connection with the compensation of our directors, officers, and employees.  It performs this function by establishing and overseeing the administration of our compensation policies for our executives; reviewing and approving strategies for attracting, developing and motivating management and employees; recommending to the Board the approval of compensation plans and programs, including various incentive compensation, retirement and other benefit plans; and administering or overseeing approved compensation plans or programs.

During the fiscal year ended July 31, 2009 (“Fiscal 2009”), the Compensation Committee retained Radford Surveys & Consulting, a division of Aon Consulting, as an independent consultant to advise on matters related to executive and director compensation and evaluating executive compensation programs. The consultant reports to and acts at the direction of the Compensation Committee. The Compensation Committee instructs the consultant with respect to its duties and, other than subscription fees we pay for compensation, benefit and benchmark surveys we purchase from them, the consultant receives no other compensation from us outside its role as advisor to the Compensation Committee.  These duties include preparing competitive compensation analyses and assisting the Compensation Committee with identifying and selecting our group of peer companies listed in the Compensation Discussion and Analysis section of this Proxy Statement below.  Along with the consultant, our Chief Executive Officer assists the Compensation Committee in reaching compensation decisions with respect to the Named Executive Officers other than himself.

In consultation with the Board, the Compensation Committee conducts annual reviews of the performance of our Chief Executive Officer and establishes his compensation.  The Compensation Committee also reviews and makes recommendations to the full Board with respect to director compensation. Additional information regarding the role the Compensation Committee plays in establishing the compensation of our officers and directors can be found in the Compensation Discussion and Analysis section of this Proxy Statement below.

Mr. Maier is the Chairman of the Compensation Committee.  Mr. Brovarone and Mr. Barnhill also serve on the Compensation Committee.

Director Nominees
The Board does not have a nominating committee.  Director nominees are selected, or recommended for the Board’s selection, by a majority of the independent directors.  The Board will consider candidates for directors proposed by shareholders.  Not less than 90 days prior to the next meeting of the Board at which the slate of Board nominees is adopted, the Board accepts written submissions that include the name, address and telephone number of the proposed nominee, along with a brief statement of the candidate's qualifications to serve as a director and a statement of why the shareholder submitting the name of the proposed nominee believes that the nomination would be in the best interests of shareholders. If the proposed nominee is not the shareholder submitting the name of the candidate, a letter from the candidate agreeing to the submission of his or her name for consideration should be provided at the time of submission. The letter should be accompanied by a resume supporting the nominee's qualifications to serve on the Board, as well as a list of references.

The director nominees are indentified through a combination of referrals, including by management, existing directors and shareholders, where warranted. Once a candidate has been identified, the Board reviews the individual's experience and background, and may discuss the proposed nominee with the source of the recommendation. If the Board believes it to be appropriate, one or more of our directors may meet with the proposed nominee before making a final determination whether to include the proposed nominee as a member of management's slate of director nominees submitted to shareholders for election to the Board.

Among the factors that the Board considers when evaluating proposed nominees are their experience in the bioscience, chemical and/or pharmaceutical industries, knowledge of and experience with business matters, finance, capital markets and mergers and acquisitions. The Board may request additional information from the candidate prior to reaching a determination. The Board is under no obligation to formally respond to all recommendations, although as a matter of practice, it will endeavor to do so.

The Board received no shareholder recommendations for nomination to the Board in connection with the Meeting. There are six director nominees for the Meeting, all of whom are incumbent directors standing for reelection.

Meetings of the Board of Directors and Board and Committee Member Attendance
Our Board met 8 times in Fiscal 2009, either telephonically or in person.  Each incumbent Board member attended seventy-five percent or more of the aggregate of the meetings of the Board and of the committees on which he or she served that were held during the period for which he or she served as a director.

Shareholder Communications with our Board of Directors
Our Board adopted a Shareholder Communications with Directors Policy in February 2008.  This policy is available in the Corporate Governance section of our website, www.purebio.com.

Shareholders may communicate appropriately with our directors by sending written correspondence addressed to Donna Singer, Executive Vice President, PURE Bioscience, 1725 Gillespie Way, El Cajon, CA 92020.

The Executive Vice President will maintain a log of all correspondence so received and will deliver as soon as practicable such correspondence to the identified director addressee(s). The correspondence will not, however, be delivered if there are safety, security, appropriateness or other concerns that mitigate against delivery of the correspondence, as determined by the Executive Vice President in consultation with legal counsel. The Board or individual directors so addressed shall be advised of any correspondence withheld. The Board or individual director, as applicable, will generate an appropriate response to all validly received shareholder correspondence and will direct the Executive Vice President to send the response to the particular shareholder.

Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees. The Code of Business Conduct and Ethics is available in the Corporate Governance section of our website, www.purebio.com.  The Code of Business Conduct and Ethics contains general guidelines for conducting the business of our company consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K.

Family Relationships
There is no family relationship between any director, executive or person nominated or chosen by PURE Bioscience to become a director or executive officer.

Director Attendance at Annual Meeting
All of our Board members then serving attended the annual meeting of shareholders held on January 20, 2009.

The Board recommends a vote “FOR” each nominee listed above. Proxies solicited by the Board will be so voted unless shareholders specify otherwise on the accompanying proxy card.

Proposal No. 2.     Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee has engaged Mayer Hoffman McCann P.C. as our independent registered public accounting firm for the fiscal year ending July 31, 2010, and is seeking ratification of such selection by our shareholders at the Meeting. Our Board engaged Mayer Hoffman McCann P.C. in September 2007, and the firm has audited our financial statements for the fiscal years ended July 31, 2009, 2008, and 2007.  Representatives of Mayer Hoffman McCann P.C. are expected to be present at the Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require shareholder ratification of the selection of our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Mayer Hoffman McCann P.C. to our shareholders for ratification as a matter of good corporate practice.  If our shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Mayer Hoffman McCann P.C.  Even if the selection is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if our Audit Committee determines that such a change would be in the best interests of our shareholders.

The affirmative vote of a majority of the votes cast at the meeting, at which a quorum is present, either in person or by proxy, is required to ratify the appointment of Mayer Hoffman McCann P.C.

Independent Registered Public Accounting Firm's Fees and Services
The following table provides information regarding the fees billed to us by Mayer Hoffman McCann P.C. for Fiscal 2009 and 2008.  All fees described below were approved by the Board or the Audit Committee:

	Fiscal Year Ended
	2009	2008

Audit Fees (1)	$232,000	$295,600

Audit-Related Fees (2)	-	-

Tax Fees (3)	7,500	10,000

All Other Fees (4)	-	-

Total Fees	$239,500	$305,600

(1)
Audit Fees include fees for services rendered for the audit and/or review of our financial statements, including our Annual Report on Form 10-K and our periodic reports; the review of our internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002; and fees for services rendered in connection with registration statements and other documents filed with the SEC.

(2)
Audit Related Fees consist of amounts billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.  There were no such fees incurred in Fiscal 2009 or Fiscal 2008.

(3)	Tax Fees consist of amounts billed for services in connection with the preparation of our federal and state tax returns.

(4)
All Other Fees consist of amounts billed for other permissible work by Mayer Hoffman McCann P.C. that is not included in the above category descriptions. There were no such fees incurred in Fiscal 2009 or Fiscal 2008.

Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval. All “Tax Fees” listed in the table above were approved by the Audit Committee pursuant to its pre-approval policies and procedures.

The Board recommends a vote “FOR” the ratification of the appointment of Mayer Hoffman McCann P.C. as our independent registered public accounting firm for the fiscal year ending July 31, 2010.

Security Ownership of Certain Beneficial Owners and Management

The following table provides information regarding the beneficial ownership of our common stock as of November 24, 2009 by: (i) each of our directors who have served at any time since August 1, 2008, (ii) each of our Named Executive Officers and (iii) all such directors and executive officers as a group.  We know of no other person or group of affiliated persons who beneficially own more than five percent of our common stock. The table is based upon information supplied by our officers, directors and principal shareholders and a review of Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to the table and subject to community property laws where applicable, we believe that each of the shareholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Applicable percentages are based on 34,126,148 shares outstanding on November 24, 2009, adjusted as required by rules promulgated by the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of our common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable within 60 days of November 24, 2009.  These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner (1)	Title	Common Stock Ownership (Shares)		% of Shares Outstanding

Gregory H. Barnhill	Director	1,166,100	(4)	3.37
Dennis Brovarone	Director	876,141	(5)	2.52
Andrew J. Buckland	Chief Financial Officer	447,612	(6)	1.29
John J. Carbone, MD	Director	-		-
Murray H. Gross (2)	Director	2,500		0.01
Michael L. Krall	President, CEO & Chairman	2,145,300	(7)	6.06
Paul V. Maier	Director	150,000	(8)	0.44
Donna Singer	Executive VP, Director	1,204,546	(9)	3.43
Tommy G. Thompson (3)	Director	607,837		1.78

Directors and officers as a Group (9 individuals)		6,600,036	(10)	17.33

(1)	The address for each person listed in the table is c/o PURE Bioscience, 1725 Gillespie Way, El Cajon, CA 92020.

(2)	In February 2009, Mr. Gross resigned as a director of PURE Bioscience.

(3)	In August 2009, Secretary Thompson resigned as a director of PURE Bioscience.

(4)	Includes 510,000 shares of Common Stock issuable within 60 days of November 24, 2009.

(5)	Includes 600,000 shares of Common Stock issuable within 60 days of November 24, 2009.

(6)	Includes 441,666 shares of Common Stock issuable within 60 days of November 24, 2009.

(7)	Includes 1,250,000 shares of Common Stock issuable within 60 days of November 24, 2009.

(8)	Includes 150,000 shares of Common Stock issuable within 60 days of November 24, 2009.

(9)	Includes 1,000,000 shares of Common Stock issuable within 60 days of November 24, 2009.

(10)	Includes 3,951,666 shares of Common Stock issuable within 60 days of November 24, 2009.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and executive officers, and persons who own more than ten percent of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. We do not have any shareholders that own greater than ten percent of our outstanding common stock.  Our officers and directors are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required during Fiscal 2009, our officers and directors and greater than ten percent beneficial owners were in compliance with all applicable Section 16(a) filing requirements.

Director Compensation

The following table sets forth in summary form information concerning the compensation earned by the members of our Board who are not Named Executive Officers during Fiscal 2009:

Name (1)	Fees Earned or Paid in Cash ($) (4)	Stock Awards ($) (5)	Option Awards ($) (6) (7)		All Other Compensation ($)		Total Compensation ($)

Gregory H. Barnhill	17,250	10,579					27,829

Dennis Brovarone	12,500		11,684	(8)	50,000	(9)	74,184

John J. Carbone, MD	4,500	10,579	35,505	(10)			50,584

Murray H. Gross (2)	15,250						15,250

Paul V. Maier	47,250	10,579					57,829

Tommy G. Thompson (3)	-	10,579					10,579

(1)
Director Michael L. Krall, our President and Chief Executive Officer, and Donna Singer our Executive Vice President, are not included on this table as they receive no compensation for being directors.  The compensation received by Mr. Krall and Ms. Singer as executives is shown in the Summary Compensation Table elsewhere in this Proxy Statement.

(2)	In February 2009, Mr. Gross resigned as a director of Pure Bioscience.

(3)	In August 2009, Secretary Thompson resigned as a director of Pure Bioscience.

(4)
Fees earned or paid in cash during Fiscal 2009 relate to fees paid for service on the Audit and/or Compensation Committees.  Mr. Maier receives fees as the Chairman of each of the committees.  No cash fees were paid to directors in their capacity as members of the Board.

(5)
Each amount in this column represents the aggregate dollar amount recognized for financial statement reporting purposes with respect to restricted stock units issued during Fiscal 2009, in accordance with SFAS 123(R).  During Fiscal 2009, Mr. Barnhill, Mr. Carbone, Mr. Maier, and Secretary Thompson elected to receive shares of our common stock in lieu of options to purchase common stock with an approximately equivalent value at the time of grant. These awards are being expensed over a one year vesting period.

(6)
Amounts reflect stock-based compensation expense recognized for financial reporting purposes, in accordance with FAS 123(R).  All assumptions for these calculations are included in Note 10 of PURE Bioscience's audited financial statements for Fiscal 2009, as reported in the Company's Annual Report on Form 10-K for Fiscal 2009.

(7)
The aggregate number of vested stock and stock option awards outstanding at July 31, 2009 for each independent director was as follows: Mr. Barnhill (510,000); Mr. Brovarone (600,000); Dr. Carbone (zero shares vested); Mr. Maier (150,000); and Secretary Thompson (zero).

(8)
Represents the aggregate dollar amount recognized for financial statement reporting purposes with respect to 30,000 non-qualified stock options with a term of five years, issued to Mr. Brovarone during Fiscal 2009, in accordance with SFAS 123 (R).  This award is being expensed over a one year vesting period.

(9)	Mr. Brovarone received consulting fees for services to the Company as securities counsel.

(10)
On joining our Board, Dr. Carbone was granted a non-qualified option to purchase 50,000 shares of common stock with an exercise price of $2.26 with a five-year term.  This award is being expensed over a one year vesting period.

Our non-employee directors receive an option grant upon joining our Board.  During Fiscal 2009, we granted a non-qualified option to purchase 50,000 shares of common stock with an exercise price of $2.26 and a five-year term, vesting after one year, to Dr. Carbone upon his joining our Board.

Each year, our Board has historically approved, at its discretion, an annual option or stock grant for directors.  In each of the last three years, such awards have been made in the second calendar quarter of the year.  Prior to the formation of our Compensation Committee in February 2008, the Board as a whole acted as the administrative committee for our stock option plans.  Subsequent to the formation of the Compensation Committee, our Compensation Committee makes recommendations to the Board, which approves option and stock grants to directors.

During Fiscal 2009, four of our directors elected to receive 21,700 shares of common stock, restricted for one year, in lieu of 30,000 stock options. Based on the terms of the options, and utilizing the Black-Scholes model, an option to purchase 30,000 shares of common stock had an approximately equivalent fair value to 21,700 shares of our common stock at the time of the Board’s approval of the award.  The exercise price for the options awarded in Fiscal 2009 was $2.34, which was greater than the closing price of our common stock on the date of grant.  All restricted stock and options issued to our directors vest after one year. In addition, options issued to our directors in lieu of stock carry a five-year term. Options issued to Mr. Krall and Ms. Singer during Fiscal 2009 are shown in the Summary Compensation Table, elsewhere in this Proxy Statement.

Executive Compensation

Compensation Discussion and Analysis

Overview
The following compensation discussion and analysis provides information on the compensation programs established for our Named Executive Officers during Fiscal 2009.  All information provided herein should be read in conjunction with the tables provided below.

The Compensation Committee, which was formed in February 2008, is responsible for establishing and administering compensation for all of our Named Executive Officers, including our Chief Executive Officer.  The Compensation Committee also exercises oversight of our compensation practices for all employees, including strategies for attracting, developing, motivating and retaining employees.

To assist the Compensation Committee with its responsibilities, it has retained Radford Surveys & Consulting, an Aon Consulting Company, as an independent compensation consulting firm that reports directly to the Compensation Committee. The Compensation Committee receives briefing materials from its consultant which are used as the basis for forming compensation strategies and policies.

The Compensation Committee reports to the Board on its actions and recommendations and meets in executive sessions without members of management present.  Although the Board has discretion to review all executive compensation, it has delegated authority with respect to our executive and general employee compensation programs and practices to the Compensation Committee.  The Board annually reviews and approves our Chief Executive Officer's compensation.  The Compensation Committee has met with the executive officers as part of its compensation review.

Role of Executive Officers in Compensation Decisions
Our Compensation Committee reviews and approves the non-equity compensation paid to our Chief Executive Officer.

With regard to the non-equity compensation paid to each executive officer other than the Chief Executive Officer, the Chief Executive Officer periodically reviews with the Compensation Committee the compensation paid to each such executive officer and makes recommendations regarding the compensation to be paid to such persons.  Our Chief Executive Officer takes into consideration internal pay equity, relative contributions to corporate financial performance, and compensation data for peer companies, when making his compensation recommendations to our Compensation Committee.  Following a review of these recommendations and of compensation data for peer companies, the Committee approves, as it deems appropriate, non-equity compensation for each executive officer other than our Chief Executive Officer.

All equity awards to executive officers are approved by the Board.  Equity awards made to the Chief Executive Officer, if any, are recommended to the Board by the Compensation Committee.  Equity awards to executive officers other than the Chief Executive Officer are recommended to the Compensation Committee by the Chief Executive Officer.  Following a review of these recommendations, such equity awards, if any, are recommended to the Board by the Compensation Committee.  In making these recommendations, the practices and levels of awards made by peer companies are considered.  Our executive officers who are also members of our Board do not vote on matters related to their own compensation or equity awards.

Our Chief Executive Officer plays a significant role in the compensation-setting process for executive officers other than himself, by:

•	evaluating employee performance;
•	recommending business performance targets and establishing objectives; and
•	recommending salary levels, bonuses and equity-based awards.

Our Chief Executive Officer participates in most Compensation Committee meetings, other than during executive session, at the Committee’s request, to provide:

•	background information regarding our strategic objectives;
•	his evaluation of the performance of the executive officers; and
•	compensation recommendations as to executive officers (other than himself).

Our Chief Financial Officer prepares meeting information and participates in most Compensation Committee meetings, other than during executive session, at the Committee’s request.

Compensation Objectives and Philosophy
Our overall compensation objective is to design and implement equitable and cost-effective compensation programs that will: help us link corporate strategy and short-term and long-term goals with compensation; enable us to recruit, develop and retain a team able to build and lead a public company developing novel technologies in diverse markets; and motivate employees to achieve our strategic goals.

The employment market in San Diego County is very competitive, due to the number of biotechnology companies in the region with whom we compete to attract and retain executive and other staff with the requisite skills and experience to carry out our strategy and to maintain compliance with multiple federal and state regulatory agencies.  Our Compensation Committee and Board have recognized that our compensation packages must be designed to attract and retain highly talented individuals that are committed to our goals and objectives.  Our compensation structure provides for equity compensation in the form of options to acquire our common stock, which the Compensation Committee and Board believe motivates and encourages executives to pursue strategic opportunities while managing the risks involved in our current business stage, and aligns compensation incentives with value creation for our shareholders.  We have historically compensated executives via base salary and long-term incentives in the form of stock options, and have not had a formal cash bonus program.

As the Company continues to grow and accelerate the commercialization of its products, our goal is to target total cash compensation in closer alignment with that of other similarly sized life science companies in our geographic marketplace.  In November 2008, the Compensation Committee approved salary increases for the named executive officers in order to bring base salaries closer to the 50th percentile of comparable companies.  In addition, in October 2009, the Company entered into an amended and restated employment agreement with our President and Chief Executive Officer, and the Company entered into employment agreements with our other two Named Executive Officers.  The agreements define the conditions and terms of employment for the officers, including base salary, annual cash incentives, long term equity incentives, and other benefits; and provide a written agreement with our executive officers comparable with peer companies in the life science industry.  Such agreements provide change of control protection for executive officers in the event of a strategic transaction, and are intended, in part, to act as a retention tool.  The amendment of the CEO's existing agreement was necessary, in part, to reflect terms of compensation consistent with peer companies. For more information regarding these agreements, please see “Employment Agreements and Arrangements” later in this Proxy Statement.

In addition to linking our compensation program with our corporate strategy and goals, we also consider other factors when designing our compensation programs, including compensation practices at appropriate benchmark companies, the competitiveness of our programs to the market, and regulatory, tax and accounting implications.

The Compensation Committee has determined that executive compensation practices should place a greater emphasis on corporate performance rather than individual performance. Accordingly, our executive compensation is designed to motivate executives by aligning a substantial portion of their compensation with value creation for our shareholders. Performance goals that are considered in determining executive compensation include financial goals, the achievement of business development initiatives, internal controls and governance, commercial goals, the development and protection of intellectual property, and the enhancement of the Company’s technology.

Benchmarking
We consider compensation practices at a peer group of companies when we design executive compensation programs. During Fiscal 2009, in conjunction with Radford Surveys & Consulting, our Compensation Committee compared our Executive Officer compensation against the compensation provided to executives in comparable positions at peer companies. While it is difficult to determine peer companies given the multiple industries in which we operate with a platform technology, the peer group examined by the Compensation Committee includes companies that are comparable to us in size or business life-cycle stage.  These companies are listed below:

Achillion Pharmaceuticals, New Haven, CT	CytRx, Los Angeles, CA	Orexigen Therapeutics, San Diego, CA
Anadys Pharmaceuticals, San Diego, CA	Cytori Therapeutics, San Diego, CA	Oxigen, Waltham, MA
Avigen, Alameda, CA	Cypress Bioscience, San Diego, CA	RegeneRx, Bethesda, MD
Bionovo, Emeryville, CA	Javelin Pharmaceuticals, Cambridge, MA	Somaxon Pharmaceuticals, San Diego, CA
Cadence Pharmaceuticals, San Diego, CA	Neurogesx, San Mateo, CA	StemCells, Palo Alto, CA
Cardium Therapeutics, San Diego, CA	Novabay Pharmaceuticals, Emeryville, CA	Titan Pharmaceuticals, San Francisco, CA
Celsion, Columbia, MD	Oculus Innovative Sciences, Petaluma, CA
Corcept Therapeutics, Menlo Park, CA	Optimer Pharmaceuticals, San Diego, CA

We obtain compensation data on our peer companies from the Compensation Committee's independent consultants, public filings and privately published compensation studies conducted by independent third parties which establishes our market reference point. We position our compensation program such that each element of compensation is paid at a level that places us in an approximate percentile of our comparative companies, which we feel best helps us achieve our objectives. For our Named Executive Officers, we target total compensation, including salaries, benefits and equity compensation, such that they approach the 50th percentile of our market reference point.  We have targeted the 50th percentile of our market reference point for benchmarking because we feel that such percentile is most appropriate in allowing us to both manage our resources and retain qualified executives to further our corporate goals and objectives.  Actual compensation may vary from these targets at the Compensation Committee's discretion, as we believe benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to us.  However, based on our benchmarking data as provided by Radford Surveys & Consulting, we believe that compensation currently provided to our executive officers is at approximately the 50th percentile of the range of compensation provided to comparable executives at our peer companies.

Components of Our Executive Compensation Program
Our executive compensation program incorporates components we believe are necessary in order for the Company to provide a competitive compensation package relative to our peers and to provide an appropriate mix between short-term and long-term cash and non-cash compensation.  Elements of our executive compensation are listed below:

•	Base salary
•	Stock awards
•	Discretionary bonuses
•	Employment agreements for our Named Executive Officers containing, among other items, severance and change of control provisions
•	Other benefits and perquisites available to all employees
•	Items specific to our President and Chief Executive Officer per his employment agreement

Base Salary
Our salary structure for employees and executives is based on skill set, knowledge and responsibilities.  Base salaries may be adjusted periodically to reflect current market levels.  Salaries for new personnel are determined in part by experience and our need to fill a particular skill set within our Company.

Stock Awards
A portion of compensation paid to our executives is equity based. We believe equity compensation helps align the interests of our executives with the interests of our shareholders, encourages sustained long-term performance and creates a culture of ownership and entrepreneurship.  Realization of income from our executives’ equity compensation occurs only on the appreciation of the price of our common stock.  In addition, we believe stock awards provide incentives to aid in the retention of key executives.

Stock Option Grant Methodology
Each year, our Board has historically approved, at its discretion, an annual option or stock grant for Named Executive Officers and members of the Board.  In each of the last three calendar years, such awards have been made in the second calendar quarter of the year.

In May 2009, our Board approved the issuance of an option to purchase 200,000 shares of our common stock to our President and Chief Executive Officer, Michael Krall.  Additionally, our Board approved the issuance of options to purchase 80,000 shares of our common stock to each of our Chief Financial Officer, Andrew Buckland, and our Executive Vice President, Donna Singer.  The exercise price for the options awarded was $2.34, which was greater than the closing price of our common stock on the date of grant.  Each option was a non-qualified stock option with a term of five years, which vests in equal increments over a period of four years.

Newly-hired executive officers, and newly-hired eligible employees, receive an option grant on their date of employment, or at the Board’s discretion and depending on the position, after a probationary period.  However, we have not hired any new executive officers since July of 2005.  We grant stock options as a recruitment incentive and so that employees are motivated as owners.  During Fiscal 2009, we made stock option awards to all eligible employees, in addition to new hire awards.  As part of its comprehensive review of our executive compensation program design, in conjunction with Radford Surveys & Consulting, our Compensation Committee has developed a matrix defining the number of stock options that are awarded to new hires and annually to eligible employees, dependent of the level of the employee’s position in the Company.

Discretionary Bonuses
We have periodically paid cash bonuses to Named Executive Officers at the discretion of the Board, based on the Board’s evaluation of performance against various corporate goals and objectives.  Since February 2008 the evaluation and approval of such bonuses, if any, has been performed by the Compensation Committee.  Such evaluation is conducted at the end of the applicable performance period and is based on corporate goals and objectives deemed relevant at the time of such evaluation in light of the Company’s business and prospects. No discretionary bonuses were paid in, or approved in relation to, Fiscal 2009.  Amounts paid during our fiscal year ended July 31, 2008 (“Fiscal 2008”) are detailed in the tables below.

On October 12, 2009, the Company entered into an amended and restated employment agreement with our President and Chief Executive Officer, and the Company entered into employment agreements with our two other Named Executive Officers.  Among other provisions, the agreements provide, as applicable, for annual bonus targets equal to 50% of the executive’s then applicable base salary for Mr. Krall, and 35% of the executive’s then applicable base salary for each of Mr. Buckland and Ms. Singer, in each case to be awarded at the sole discretion of the Compensation Committee.

Other Benefits and Perquisites
Our Named Executive Officers and all employees are eligible to receive health, vision and dental insurance, and life insurance benefits. All of our employees are co-employed by a Professional Employer Organization, Administaff, on whose health, vision and dental plans the Company’s employees are included. The Company incurs the cost of health, vision and dental insurance for employees only, though immediate family members may participate in the plans at their own expense.  We believe that our current benefit package is competitive with other similar companies in our region.

All of our employees, including our Named Executive Officers, have the option in certain circumstances to receive cash compensation if they do not take all of their paid vacation days. All cash compensation paid to our Named Executive Officers in Fiscal 2009 in lieu of accrued vacation is disclosed in the Summary Compensation Table below and is accompanied by an explanatory footnote to that table.

We pay the premiums for term life insurance offered to our Named Executive Officers as part of the benefit package we offer.  Such life insurance is nondiscriminatory group life insurance which is available to all employees.

Tax Considerations
Section 162(m) of the U.S. Internal Revenue Code (the “Code”) generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the Chief Executive Officer or any of the four most highly compensated officers. Performance-based compensation arrangements may qualify for an exemption from the deduction limit if they satisfy various requirements under Section 162(m).  Although we consider the impact of this rule when developing and implementing our executive compensation programs, we believe it is important to preserve flexibility in designing compensation programs. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m) of the Code.  While our stock options are intended to qualify as "performance-based compensation" (as defined by the Code), amounts paid under our other compensation programs may not qualify.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

PURE Bioscience’s Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with members of management and, based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement, which is also incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2009.

The Compensation Committee:

Paul V. Maier, Chairman
Gregory Barnhill
Dennis Brovarone

Certain Relationships and Related Transactions
Since the beginning of Fiscal 2008, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $120,000 and in which any director, executive officer or beneficial holder of more than 5% of any class of our voting securities or members of such person’s immediate family had or will have a direct or indirect material interest.

Procedures for Approval of Related Party Transactions
Pursuant to the charter of our Audit Committee, all transactions between us and any of our directors, executive officers or related parties are subject to review by our Audit Committee.

Summary Compensation Table
The following table contains information with respect to compensation earned for Fiscal 2009, Fiscal 2008 and Fiscal 2007, by our Chief Executive Officer, our Chief Financial Officer and our Executive Vice President (our “Named Executive Officers”):

Summary Compensation Table for the Fiscal Years Ended July 31, 2009, 2008 and 2007

Name and Principal Position	Fiscal Year	Salary ($) (1)	Bonus ($) (2)	Stock Option Awards ($) (3)	All Other Compensation ($) (4)		Total Compensation ($)

Michael Krall	2009	265,400	-	21,247	32,721	(5), (6)	319,368
President and Chief	2008	200,000	3,846	164,640	13,738	(5)	382,224
Executive Officer	2007	200,000	-	78,033	21,973	(5), (6)	300,006

Andrew Buckland	2009	207,700	-	8,499	599		216,798
Chief Financial Officer	2008	175,000	3,365	164,640	4,765		347,770
	2007	175,000	-	78,033	4,105		257,138

Donna Singer	2009	182,700	-	8,499	7,869	(7)	199,068
Executive Vice President	2008	150,000	2,885	164,640	5,806		323,331
	2007	150,000	-	78,033	3,611		231,644

(1)
Represents actual salary earned during the respective fiscal years.  In November 2008, the Compensation Committee approved base salary increases for Mr. Krall, Mr. Buckland and Ms. Singer to $300,000, $225,000 and $200,000, respectively, effective December 1, 2008.

(2)	Amounts reflect bonuses earned for the respective fiscal years.

(3)
Each amount in this column represents the aggregate dollar amount expensed for financial statement reporting purposes with respect to stock options, in accordance with SFAS 123(R).  All assumptions for these calculations are included in Note 10 to PURE Bioscience's audited financial statements for Fiscal 2009 and 2008, as reported in the Company's Annual Report on Form 10-K for Fiscal 2009.

(4)	Amount includes the cost of benefits paid by the Company on behalf of each executive officer for health, dental, vision and life insurance.

(5)	Total includes a $6,000 vehicle allowance for each fiscal year, based on the terms of Mr. Krall’s employment agreement.

(6)
In addition to the amounts described in footnotes 4 and 5 above, included in "all other compensation" for Mr. Krall in Fiscal 2009 is $19,450, and in Fiscal 2007 is $9,615, respectively, representing compensation received in lieu of accrued vacation.

(7)	In addition to the amounts described in footnote 4 above, included in "all other compensation" for Ms. Singer in Fiscal 2009 is $4,248 representing compensation received in lieu of accrued vacation.

Employment Agreements and Arrangements
In April 1996, we entered into a five-year employment agreement for Michael Krall, our President and Chief Executive Officer. The Board extended Mr. Krall’s employment agreement each year subsequent to the original term. Pursuant to the agreement, as extended, Mr. Krall was to receive a salary that is determined from time to time by the Board plus an amount equal to 3% of our net income before taxes, if any, plus other benefits, including a car allowance of $500 per month. In May 2005, the Board approved a salary of $200,000 per year for Mr. Krall. In November 2008, the Board increased Mr. Krall’s base salary to $300,000, effective December 1, 2008.

On October 12, 2009, the Company entered into an amended and restated employment agreement with Michael L. Krall, our Chief Executive Officer, which agreement amends and restates in its entirety the employment agreement the Company previously entered into with Mr. Krall effective as of April 17, 1996.  In addition, on October 12, 2009, the Company entered into employment agreements with Andrew Buckland, our Chief Financial Officer, and Donna Singer, our Executive Vice President.  The agreements were approved by the Board upon the recommendation of the Company’s Compensation Committee, and are filed as exhibits to our report on Form 10-K for Fiscal 2009.

Pursuant to the agreements, as applicable, Mr. Krall is entitled to a base salary of $300,000 per year, Mr. Buckland is entitled to a base salary of $225,000 per year, and Ms. Singer is entitled to a base salary of $200,000 per year.  In each case, the executive’s base salary may be increased, but not decreased, from such amounts by the Board or the Compensation Committee in its discretion.

Each agreement continues until termination by either the Company or the executive.  The agreements provide, as applicable, for annual bonus targets equal to 50% of the executive’s then applicable base salary for Mr. Krall and 35% of the executive’s then applicable base salary for each of Mr. Buckland and Ms. Singer, in each case to be awarded at the sole discretion of the Compensation Committee. Each agreement also provides that the executive will be eligible for equity compensation grants to be awarded at the discretion of the Compensation Committee.  In each case, if the employment agreement is terminated without Cause by the Company or terminated by the executive for Good Reason, the executive, upon signing a release in favor of the Company, will be entitled to severance pay in the form of a single lump sum cash payment.  In the case of Mr. Krall, such severance payment equals 150% of his then current Annual Base Compensation plus eighteen months of health and dental insurance in accordance with COBRA. In the case of Ms. Singer, such severance payment equals 100% of her then current Annual Base Compensation, plus twelve months of health and dental insurance in accordance with COBRA.  In the case of Mr. Buckland, such severance payment equals 75% of his then current Annual Base Compensation, plus nine months of health and dental insurance in accordance with COBRA.  In addition, in the event of a termination for any reason other than by the Company for Cause, each agreement provides that all outstanding vested stock options held by the executive at the date of such termination would continue to be exercisable for a period of up to 120 days following such termination, but in no event beyond the maximum permitted expiration date.

The agreements provide that, in the event either the executive’s employment is terminated by the Company without Cause within twelve months following a Change in Control, or the executive resigns for Good Reason within such period, the executive will be entitled to additional severance pay in excess of the amounts described in the preceding paragraph, in each case in an amount equal to a single lump sum payment equal to 100% of the executive’s then current Annual Base Compensation, plus the average annual bonus awarded to the executive for the preceding two fiscal years.  In addition, in such event, the vesting of all outstanding stock options then held by each executive would automatically accelerate and all stock options would continue to be exercisable for 12 months, but in no event beyond the maximum permitted expiration date.

Grants of Plan-Based Awards in Fiscal 2009
The following table shows information regarding grants of plan-based awards made to our Named Executive Officers during Fiscal 2009:

Name and Principal Position	Grant Date	All Other Option Awards: Number of Securities Underlying Stock Options (#) (1)	Exercise or Base Price of Option Awards ($/Sh) (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)

Michael Krall	5/14/2009	200,000	2.34	407,945
President and Chief
Executive Officer

Andrew Buckland	5/14/2009	80,000	2.34	163,178
Chief Financial Officer

Donna Singer	5/14/2009	80,000	2.34	163,178
Executive Vice President

(1)
Option awards granted during Fiscal 2009 to our Named Executive Officers vest annually over a four year period with a five year term.  The options were issued under the Company’s 2007 Equity Incentive Plan, which was approved by our shareholders during Fiscal 2007.

(2)	The exercise price of the stock option awards was greater than the fair market value of the stock on the grant date.

(3)
Amounts reflect the total stock-based compensation expense to be recognized for financial reporting purposes, in accordance with FAS 123(R).  Due to vesting, only a portion of the grant date fair value was recognized for financial reporting purposes during Fiscal 2009, as referenced in footnote three of the Summary Compensation Table. All assumptions for these calculations are included in Note 9 of PURE Bioscience's audited financial statements for Fiscal 2009, as reported in the Company's Annual Report on Form 10-K for Fiscal 2009.

Outstanding Equity Awards at Fiscal Year-End
The following table shows information regarding unexercised stock options held by our Named Executive Officers as of July 31, 2009.  There are no outstanding unvested shares of restricted stock held by our Named Executive Officers as of July 31, 2009.

Name	Number of Securities Underlying Unexercised Options (# Exercisable) (1)	Number of Securities Underlying Unexercised Options (# Unexercisable)		Option Exercise Price ($)	Option Expiration Date

Michael Krall	350,000	-		$0.53	12/20/09
	150,000	-		$0.53	01/07/11
	550,000	-		$1.65	04/21/11
	50,000	-		$3.00	05/23/12
	50,000	-		$5.70	04/09/13
	-	200,000	(2)	$2.34	05/14/14

Andrew Buckland	141,666	-		$0.85	11/01/10
	200,000	-		$1.65	04/21/11
	50,000	-		$3.00	05/23/12
	50,000			$5.70	04/09/13
	-	80,000	(2)	$2.34	05/14/14

Donna Singer	250,000	-		$0.53	12/20/09
	150,000	-		$0.53	01/07/11
	500,000	-		$1.65	04/21/11
	50,000	-		$3.00	05/23/12
	50,000	-		$5.70	04/09/13
	-	80,000	(2)	$2.34	05/14/14

(1)	All stock options for our Named Executive Officers issued prior to Fiscal 2009 were fully vested as of July 31, 2009.

(2)
During Fiscal 2009, the Compensation Committee granted 200,000 options to Mr. Krall, 80,000 options to Mr. Buckland, and 80,000 options to Ms. Singer. The grant date fair value is reported on the Grants of Plan-Based Awards Table above and further detailed in Note 9 to the consolidated financial statements reported in the Company’s Annual Report on Form 10-K for Fiscal 2009.

Option Exercises and Stock Vested
The following table shows information regarding options exercised by our Named Executive Officers during Fiscal 2009.  None of our Named Executive Officers had shares of restricted stock vest in Fiscal 2009.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($) (3)

Michael Krall	298,262	(1)	945,622
Andrew Buckland	-		-
Donna Singer	101,321	(2)	308,347

(1)
270,762 of the shares acquired by Mr. Krall were acquired pursuant to a net exercise of an option to purchase 323,917 shares of common stock, which was to expire and which was granted under the Company’s 1998 Directors and Officers Stock Option Plan.  All other exercises by Mr. Krall were of options granted under the Company’s1998 Directors and Officers Stock Option Plan.

(2)
100,821 of the shares acquired by Ms. Singer were acquired pursuant to a net exercise of an option to purchase 120,614 shares of common stock, which was to expire and which was granted under the Company’s 1998 Directors and Officers Stock Option Plan. All other exercises by Ms. Singer were of options granted under the Company’s1998 Directors and Officers Stock Option Plan.

(3)	Computed by multiplying the number of shares by the closing market price of our common stock on the date of exercise less the exercise price per share.

Pension Benefits
We have no pension plans.

Potential Payments upon Termination or Change in Control
On October 12, 2009, the Company entered into an amended and restated employment agreement with Michael L. Krall, our Chief Executive Officer, which agreement amends and restates in its entirety the employment agreement the Company previously entered into with Mr. Krall effective as of April 17, 1996.  In addition, on October 12, 2009, the Company entered into employment agreements with Andrew Buckland, our Chief Financial Officer, and Donna Singer, our Executive Vice President.

In each case, the agreements provide for compensation if the employment agreement is terminated without Cause by the Company or terminated by the executive for Good Reason.  In summary, “Cause” is defined as the commission by the executive of an act of fraud or another felony, or gross misconduct resulting in a material adverse effect on the Company; refusal by the executive to perform their duties under the agreement or to otherwise breach the agreement, or the executive’s breach of other key agreements with the Company. “Good Reason” is defined as a material reduction of the executive’s base salary or target bonus percentage; a material reduction by the Company of the executive’s authority, duties or responsibilities; a relocation of the Company’s offices that requires an increase in the executive’s one-way driving distance of more than fifty (50) miles; a material diminution in the authorities, duties or responsibilities of the supervisor to whom the executive is required to report (or, in the case of Mr. Krall, a requirement that Mr. Krall report to another person other than the Board); a  material breach of the agreement by the Company; or a material diminution in the budget over which the executive retains authority.

Upon such event(s), the executive would be entitled to severance pay in the form of a single lump sum cash payment.  In the case of Mr. Krall, such severance payment equals 150% of his then current base salary plus eighteen months of health and dental insurance in accordance with COBRA. In the case of Ms. Singer, such severance payment equals 100% of her then current base salary, plus twelve months of health and dental insurance in accordance with COBRA.  In the case of Mr. Buckland, such severance payment equals 75% of his then current base salary, plus nine months of health and dental insurance in accordance with COBRA.  In addition, in the event of a termination for any reason other than by the Company for Cause, each agreement provides that all outstanding vested stock options held by the executive at the date of such termination would continue to be exercisable for a period of up to 120 days following such termination, but in no event beyond the maximum permitted expiration date.

The agreements also provide for compensation if the executive’s employment is terminated by the Company without Cause within twelve months following a Change in Control, or the executive resigns for Good Reason within such period. A “Change in Control” is defined as the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets or the exclusive license of substantially all of the intellectual property of the Company; the consummation of a merger or consolidation of the Company with or into another entity; the closing of the acquisition of beneficial ownership of 30% or more of the outstanding voting stock of the Company; or if individuals who, on the effective date of the agreement are members of the Board, or are nominees of such Board members, cease to constitute at least a majority of the members of the Board.

Upon such event, the executive will be entitled to additional severance pay, in each case in an amount equal to a single lump sum payment equal to 100% of the executive’s then current annual base compensation, plus the average annual bonus awarded to the executive for the preceding two fiscal years.  In addition, in such event, the vesting of all outstanding stock options then held by each executive would automatically accelerate and all stock options would continue to be exercisable for 12 months, but in no event beyond the maximum permitted expiration date.

Report of the Audit Committee of the Board of Directors

The Audit Committee reviews our corporate accounting and financial reporting process on behalf of the Board. The Audit Committee is comprised solely of independent directors as defined in applicable NASDAQ and SEC regulations, and operates under a written charter approved by the Board. This charter is available on the corporate governance section of our website, www.purebio.com.

Management is responsible for the financial statements, the corporate accounting and financial reporting processes, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. Our independent registered public accounting firm is responsible for planning and performing an independent audit of our financial statements in accordance with auditing standards generally accepted in the United States. Our independent auditors are also responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States, and on the effectiveness of our internal controls.

The Audit Committee has met and held discussions with management and our independent registered public accounting firm. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed with management and our independent registered public accounting firm the audited financial statements for Fiscal 2009, including the appropriateness of the accounting principles applied, the reasonableness of significant judgments, the clarity and completeness of disclosure in the financial statements, and management's assessment of the effectiveness of internal control over financial reporting at July 31, 2009.

The Audit Committee and our independent registered public accounting firm discussed the auditors' independence from PURE Bioscience and its management, and matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU § 380).  The Audit Committee also discussed with our independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with our independent registered public accounting firm, with and without management present, to discuss the results of its examinations, the evaluations of our internal control over financial reporting, and the overall quality of our financial reporting. The Audit Committee met five times during Fiscal 2009.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for Fiscal 2009, for filing with the SEC.

The Audit Committee:

Paul V. Maier, Chairman
Gregory Barnhill
John J. Carbone MD

Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee has ever been an officer or employee of ours or had a relationship requiring disclosure under applicable SEC regulations.  None of our executive officers currently serves, or served during Fiscal 2009, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are the Company’s shareholders will be “householding” our proxy materials.  A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.  Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to PURE Bioscience, 1725 Gillespie Way, El Cajon, California 92020. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their brokers.

Request for More Information
We maintain a website at www.purebio.com. We make our periodic and current reports available free of charge on our website. Information contained on, or accessible through, our website is not part of this report or our other filings with the SEC. You can also read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You can obtain additional information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including us.

Date for Receipt of Shareholder Proposals
Pursuant to Rule 14a-8 under the Exchange Act, shareholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the next annual meeting of its shareholders (the “2011 Meeting”) by submitting proposals to the Company in a timely manner.  In order to be so included for the 2011 Meeting, shareholder proposals must be received by the Company no later than September 23, 2010 and must otherwise comply with the requirements of Rule 14a-8.  If the date of the 2011 Meeting is more than 30 days earlier or more than 60 days later than the date of the 2010 Meeting, notice must be received no earlier than the 120th day prior to such 2011 Meeting and not later than the close of business on the later of the 90th day prior to such 2011 Meeting or the 10th day following the day on which public announcement of the date of such 2011 Meeting is first made.  If a shareholder who has notified the Company of his intention to present a proposal at the 2011 Meeting does not appear or send a qualified representative to present his proposal at the 2011 Meeting, the Company need not present the proposal for a vote at the 2011 Meeting.  All notices of proposals by shareholders should be sent to the office of the Company, 1725 Gillespie Way, El Cajon, California 92020.

Annual Report
Our Annual Report for Fiscal 2009 will be made available online at www.proxyvote.com to shareholders of record as of December 2, 2009. Our Annual Report does not constitute, and should not be considered, a part of this Proxy Statement.  A copy of our Annual Report on Form 10-K will be furnished without charge upon receipt of a written request of any person who was a beneficial owner of our common stock on December 2, 2009.  Requests should be directed to PURE Bioscience, 1725 Gillespie Way, El Cajon, CA 92020; Attention: Investor Relations.

Other Matters
We know of no other matters to be submitted at the Meeting.  If any other matter properly comes before the Meeting, it is the intention of the persons named in the enclosed Proxy to vote the shares they represent as our Board may recommend.

All shareholders are urged to complete, sign, date and return the accompanying proxy in the enclosed envelope or to vote by telephone or on the Internet.

♦ ♦ ♦

1725 Gillespie Way     El Cajon, CA  92020     (619) 596-8600 telephone     (619) 596-8790 facsimile